Exhibit 10.3

XTIA Non-Executive Board Member Compensation Policy

Cash Retainer	Stock Awards	Committee Compensation	Chair Compensation
Annual fee of $50,000 payable in quarterly installments in arrears	Annual grant of stock options with a fair market value equal to the cash compensation received in annual retainer and committee fees	Annual fees, payable in quarterly installments in arrears: Member of Nominating and Corporate Governance Committee: $5,000 Member of Compensation Committee: $7,500 Member of Audit Committee: $10,000

Annual fees, payable in quarterly installments in arrears:

Chair of Nominating and Corporate Governance Committee: $10,000

Chair of Compensation Committee: $15,000

Chair of Audit Committee: $20,000

Chair of Board: N/A